Exhibit 10.1

FTI Consulting, Inc. 555 12th Street NW Suite 700 Washington, DC 20004 + 1 202.312.9100 telephone + 1 202.312.9101 facsimile www.fticonsulting.com

March 1, 2019

Brendan Keating

8251 Greensboro Drive

McLean, Virginia 22102

Re:	Chief Accounting Office and Controller

Dear Brendan,

FTI Consulting Inc. (the “Company”) is pleased to offer you the position of Chief Accounting Officer and Controller ( “CAO”) of the Company effective March 18, 2019 (the “Effective Date”). In this role, you will report directly to Ajay Sabherwal.

You will continue to be classified as a Full-time, Exempt, Regular employee at an annualized base salary rate of $400,000, which will be paid in bi-weekly increments of $15,384.61, minus taxes and withholdings. You will also be awarded 7,500 shares of restricted stock of FTI Consulting that will vest one-fifth on each of the first five anniversaries of the date of the grant. The date of grant shall be the later of (i) the date of approval by the Compensation Committee or (ii) the date you commence employment in the position of CAO.

You will remain eligible to participate in the FTI Discretionary Incentive Plan with a bonus target of 50% of base salary per annum. At the absolute discretion of FTI, any discretionary bonus, if awarded, will be paid in March of the year following the bonus year to which it relates, based on individual and company performance during the prior calendar year and provided you are an employee in good standing on the date the bonus is paid. Participation in or payments under the FTI Discretionary Incentive Plan for any year will not confer on you any right to participate or to be paid in the following year or any subsequent years.

In the event your employment is terminated without cause, you will be entitled to a lump sum payment equal to 12 months of annual base salary based on your then current base salary for the year of termination.

This offer letter is contingent upon all necessary approvals from FTI’s Board of Directors and Compensation Committee.

It is understood that the nature of this employment relationship is “at-will”. Employment may be terminated by either party for any reason at any time, with or without cause.

Section 409A Compliance.

(a)    General. If you notify the Company (with specificity as to the reason therefor) that you believe that any provision of this Offer Letter (or of any award of compensation or benefits) would cause you to incur any additional tax or interest under Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and the Company concurs with such belief or the Company (without any obligation whatsoever to do so)

independently makes such determination, the Company shall, with the consent of Employee, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Employee and the Company of the applicable provision without violating the provisions of Code Section 409A.

(b)     Separation from Service; Specified Employee; Six-Month Delay. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Offer Letter providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Offer Letter, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Employee and (ii) the date of Employee’s death. Upon the expiration of such six-month delay period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under this Offer Letter shall be paid or provided in accordance with the normal payment dates specified for them herein.

This Offer Letter supersedes and replaces the Offer Letter dated August 22,2011 between you and the Company, which shall be of no force and effect as of the Effective Date. For the avoidance of doubt, all terms and conditions of employment set forth in the Terms of Employment executed by you on August 22, 2011 (the “Terms of Employment”) will remain in full force and effect.

This Offer Letter together with the Terms of Employment contains the entire agreement of the parties. It may not be changed orally, but only with an agreement in writing signed by all parties hereto.

This Offer Letter shall be governed by the laws of the State of Maryland (without regard to conflict of laws provisions).

Please indicate your acceptance of this offer by signing below and returning to Diane Shields.

FTI CONSULTING, INC.

By:	/s/ Holly Paul

Holly Paul
Chief Human Resources Officer

Employee:	/s/ Brendan J. Keating

Date: March 1, 2019